UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

Amendment to Senior Credit Agreement

Effective August 1, 2012, in connection with the closing of its acquisition of GeoResources, Inc. (“GeoResources”) described under Item 2.01 of this current report, Halcón Resources Corporation (the “Company”) entered into the First Amendment to the Credit Agreement by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders signatory thereto. The Credit Agreement Amendment provides for a $1.5 billion revolving credit facility with a borrowing base of $525.0 million. Prior to this amendment, the Company’s $500.0 revolving credit facility had a borrowing base of $225.0 million. The borrowing base will be redetermined semi-annually, with the Company and the lenders each having the right to one interim unscheduled redetermination between any two consecutive semi-annual redeterminations. The redetermination will be based on our oil and natural gas properties, reserves, total indebtedness and other relevant factors consistent with normal oil and gas lending criteria. The borrowing base is subject to a reduction equal to the product of 0.25 multiplied by the stated principal amount (without regard to any initial issue discount) of any senior notes that the Company may issue in the future.

Amounts outstanding under the Company’s revolving credit facility bear interest at specified margins over the base rate of 0.50% to 1.50% for ABR-based loans or at specified margins over LIBOR of 1.50% to 2.50% for Eurodollar-based loans. These margins will fluctuate based on the Company’s utilization of the facility. Borrowings will be secured by (a) first priority liens on at least 80% of the total value of substantially all of the Company’s oil and gas properties and assets, (b) all of the assets of, and equity interests in, the Company’s participating subsidiaries, and (c) not less than 65% of the voting stock and 100% of the non-voting stock of certain other subsidiaries. Amounts drawn down on the facility will mature on February 8, 2017.

The Credit Agreement, as amended, contains customary financial and other covenants, including minimum coverage of interest expenses of not less than 2.5 to 1.0 and minimum working capital levels, measured by the ratio of current assets plus the unused commitment under the Credit Agreement to current liabilities, of not less than 1.0 to 1.0. In addition, we are subject to covenants limiting certain corporate activities, including the payment of cash dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, liens on properties and swap agreements.

The foregoing description of the First Amendment to the Credit Agreement is qualified by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Supplemental Indentures to 2012 Indenture

Upon completion of its acquisition of GeoResources, Inc. described under Item 2.01 of this current report, GeoResources and its subsidiaries became direct or indirect subsidiaries of the Company and contemporaneously guaranteed the Company’s obligations under that certain Indenture (the “Indenture”), dated July 16, 2012, among the Company, its subsidiaries immediately prior to the Merger (the “Existing Guarantors”), and U.S. Bank National Association, as trustee (“U.S. Bank”), which governs the terms of the Company’s 9.75% senior notes due 2020. On August 1, 2012, the Company, the Existing Guarantors, GeoResources and U.S. Bank entered into that certain First Supplemental Indenture to add GeoResources as a guarantor (the “First Supplemental Indenture”). Additionally, on August 1, 2012, the Existing Guarantors, GeoResources, the subsidiaries of GeoResources acquired by the Company as a result of the Merger and U.S. Bank entered into that certain Second Supplemental Indenture to add such GeoResources subsidiaries as guarantors (the “Second Supplemental Indenture”). The First Supplemental Indenture and the Second Supplemental Indenture amend and supplement the Indenture.

The foregoing descriptions of the First Supplemental Indenture and the Second Supplemental Indenture are qualified by reference to the full text of such documents, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 1, 2012, the Company completed its acquisition of GeoResources, Inc. by means of the merger of a wholly-owned subsidiary of the Company with and into GeoResources (the “Merger”). In connection with the Merger, each share of GeoResources common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $20.00 in cash and 1.932 shares of the Company’s common stock. All outstanding options to purchase GeoResources common stock were exercised immediately prior to the effective time of the Merger on a net cashless basis. All outstanding GeoResources restricted stock units vested and were settled in shares of GeoResources common stock immediately prior to the effective time of the Merger. All outstanding warrants to purchase GeoResources common stock were assumed by the Company and converted into warrants to acquire equivalent Merger consideration.

In connection with the consummation of the Merger, the Company expects to issue a total of approximately 51.3 million shares of its common stock and to pay approximately $525.7 million in cash to former GeoResources stockholders in exchange for their shares of GeoResources common stock. The shares of Company common stock issued to GeoResources stockholders represent approximately 24% of the Company’s issued and outstanding common stock following the Merger and after giving effect to the issuance of approximately 20.8 million additional shares of Company common stock in connection with the Company’s acquisition of operated oil and gas interests in East Texas.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is also responsive to this Item 2.03 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Class A Director

On August 1, 2012, in accordance with the terms of the merger agreement with GeoResources, Michael A. Vlasic was elected to the Company’s board of directors as a Class A director. On that same date, the Company’s board of directors affirmatively determined that Mr. Vlasic is an “independent director” with respect to the Company under the independence rules of the New York Stock Exchange codified in Section 303A of the NYSE Listed Company Manual.

Immediately prior to his election to the Company’s board of directors, Mr. Vlasic, age 51, had served on the board of directors of GeoResources, Inc. since April 2007. He also served on the board of managers of Southern Bay Energy, LLC from its inception in 2004 until it was acquired by GeoResources in April 2007. He previously was a Director of Texoil, Inc., a company with a class of equity securities registered under the Exchange Act, where he served on its executive committee from 1997 until its sale to Ocean Energy Inc. in 2001. For more than the past nine years he has been Chief Executive Manager of Vlasic Investments L.L.C. He is a 1982 graduate of Brown University and holds an MBA from the University of Michigan.

For his service on the Company’s board of directors, Mr. Vlasic will be entitled to the same compensation arrangements as the Company’s other non-employee directors, including an annual cash retainer of $50,000, a meeting fee of $1,000 per meeting attended for all in-person and telephonic meetings of the board subject to a $15,000 per-year cap on meeting fees, and equity-based awards in the form of shares of restricted stock under the Company’s 2012 Long-Term Incentive Plan.

Appointment of Executive Officer

On August 1, 2012, the board of directors appointed Robert J. Anderson as Executive Vice President and Chief Operating Officer of the Company. The terms of Mr. Anderson’s employment include: (i) an annual base salary of $325,000; (ii) potential annual cash bonus of up to 200% of his base salary; and (iii) an initial grant of 75,000 stock options and 25,000 shares of restricted stock, and eligible for an annual equity award of up to 400% of his base salary. Mr. Anderson is expected to enter into an employment agreement with the Company.

Prior to joining the Company, Robert J. Anderson, age 50, served as the Executive Vice President – Engineering & Acquisitions of GeoResources since April 2007 and was appointed to GeoResources’ Board of Directors and to the position of Chief Operating Officer – Northern Division in January 2012. He is a petroleum engineer and has been active in the oil and gas industry since 1987 with diversified domestic and international experience for both major oil companies (ARCO International/Vastar Resources) and independent oil companies (Hunt Oil/Hugoton Energy/Anadarko Petroleum). From October 2000 through February 2004, he was employed by Anadarko Petroleum Corporation as a petroleum engineer. From March 2004 through December 2004 he was employed by AROC, Inc. as Vice President, Acquisitions and Divestitures. He joined Southern Bay Energy, LLC in January 2005 as Vice President, Acquisitions and Divestitures. His professional experience includes acquisition evaluation, reservoir and production engineering and field development, and project economics, budgeting and planning. Mr. Anderson’s domestic acquisition and divestiture experiences include the Gulf Coast of Texas and Louisiana (offshore and onshore), east and west Texas, north Louisiana, Mid-Continent and the Rockies. His international experience includes Canada, South America and Russia. He has an undergraduate degree in Petroleum Engineering from the University of Wyoming (1986) and also holds an MBA, Corporate Finance, from the University of Denver (1988).

Employment Agreement with Robert J. Anderson

On August 1, 2012, the Company entered into an employment agreement with Mr. Anderson, which was based upon a form of employment agreement approved by the Compensation Committee of the board of directors after consulting with Longnecker & Associates, an independent compensation consultant. The employment agreement is for an initial term ending December 31, 2013 and automatically extends for an additional one year period every year thereafter unless either party gives written notice that the automatic extension will not occur. Under the terms of the employment agreement, Mr. Anderson will receive an annual base salary in the amount of $325,000, subject to any increase the Compensation Committee may deem appropriate from time to time. In addition, Mr. Anderson will be eligible to receive one or more annual cash bonuses and grants of stock options, restricted stock or other equity-related awards from the Company’s equity compensation plans, as determined by the Compensation Committee.

If the Company terminates Mr. Anderson as a result of his death or inability to perform, his employment agreement provides for payment to Mr. Anderson of any unpaid portion of his base salary and benefits accrued through the date of death or inability to perform and, at the discretion of the Compensation Committee, a bonus. If the Company terminates his employment agreement for “cause” or if Mr. Anderson terminates his employment agreement without “good reason” (as such terms are defined in the employment agreement), he will not be entitled to a severance payment or any other termination benefits. However, the Company will pay Mr. Anderson any unpaid portion of his base salary and benefits accrued through the date of such termination.

Upon a termination of the employment agreement by the Company without cause or by Mr. Anderson for good reason, Mr. Anderson will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination, and (ii) the pro rated amount of his target bonus for the year in which the date of termination occurs or such greater amount as determined by the Compensation Committee. In addition, all stock options and other incentive awards held by Mr. Anderson will become fully vested and immediately exercisable and all restrictions on any restricted stock held by him will be removed.

Mr. Anderson will also be entitled to a lump sum severance payment equal to the sum of the following: (i) an amount equal to his base salary in effect as of the date of termination, plus (ii) an amount equal to the greater of (A) the bonus payable to him for the year in which the date of termination occurs or (B) the bonus paid to him for the year immediately preceding the year in which the date of termination occurs. Mr. Anderson will also be entitled to receive a reimbursement of up to 12 months of Consolidated Omnibus Reconciliation Act, or COBRA, premiums, if he timely elects and remains eligible for COBRA.

However, if such termination occurs within a two year period following a “change in control” (as that term is defined in the employment agreement), then Mr. Anderson will be entitled to a severance payment calculated as a multiple of his base salary and bonus. The severance multiplier for Mr. Anderson is 2.5 times his base salary and bonus.

Mr. Anderson’s severance payment will be the severance multiplier multiplied by the sum of (i) an amount equal to the greater of (A) his base salary in effect as of the date of termination or (B) his base salary in effect immediately prior to the change in control, plus (ii) an amount equal to the greater of (A) the bonus payable to him for the year in which the date of termination occurs, (B) the bonus paid to him for the year immediately preceding the year in which the date of termination occurs, or (C) the bonus paid to him for the year immediately preceding the year in which the change in control occurs. Mr. Anderson will also be entitled to receive a reimbursement of up to 18 months of COBRA premiums if he timely elects and remains eligible for COBRA.

The employment agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Under the non-compete provisions, during the term of the employment agreement, Mr. Anderson is prohibited from, directly or indirectly, engaging in or becoming interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer or director, any business that is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and/or related products, subject to certain exceptions for passive investments as more fully set forth in the employment agreement.

Additionally, the non-solicitation provisions of the employment agreement prohibit Mr. Anderson from soliciting for employment any employee of the Company or any person who was an employee of the Company in the 90-day period before such solicitation. This prohibition applies during Mr. Anderson’s employment with the Company and for six months following the termination of his employment and extends to offers of employment for his own account or benefit or for the account or benefit of any other person, firm or entity, directly or indirectly.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of July 31, 2012, the Company’s board of directors approved the amendment and restatement of the Company’s Bylaws to increase the size of the board of directors of the Company from ten to eleven members. This amendment was required under the terms of the merger agreement with GeoResources and necessary for the election of Michael A Vlasic as the eleventh member of the Company’s board.

The foregoing description of the Third Amended and Restated Bylaws is qualified in its entirety by reference to the full text of such document which is attached as Exhibit 3.1 to this Current Report on Form 8-K and are hereby incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

A special meeting of stockholders of the Company was held on July 31, 2012 in Houston, Texas for the purpose of voting on two proposals.

The first proposal related to the approval of the issuance of shares of the Company’s common stock in connection with the acquisition of GeoResources. This proposal was approved and the tabulation of votes (both in person and by proxy) for this proposal were as follows:

Proposal 1	Votes For	Votes Against	Abstentions	Broker Non-Votes
Approval of issuance of Company common stock to GeoResources stockholders pursuant to the merger agreement	98,597,998	44,830	7,849	—

The second proposal related to the election of Michael A. Vlasic to serve as a Class A Director of the Company for three years expiring in 2014, which was conditioned upon the consummation of the Company’s acquisition of GeoResources. Mr. Vlasic was elected and the tabulation of votes (both in person and by proxy) for this proposal were as follows:

Proposal 2	Votes For	Withheld	Broker Non-Votes
Election of Michael A. Vlasic as a Class A Director	98,559,967	90,710	—

Item 7.01	Regulation FD Disclosure.

On August 1, 2012, the Company issued a press release announcing the completion of its acquisition of GeoResources. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

In connection with the Company’s acquisition of GeoResources, the Company assumed all of GeoResources’ outstanding and unexercised warrants to purchase shares of GeoResources common stock. As a result of this assumption, the warrants now represent the right to acquire merger consideration consisting of, in the aggregate, approximately 1.2 million shares of Company common stock and approximately $12.3 million in cash.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Audited Consolidated Financial Statements of GeoResources as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 were previously reported in GeoResources’ Annual Report on Form 10-K, as amended, for the year ended December 31, 2011, File No. 000-08041, which was filed with the SEC on March 13, 2012 and amended on April 30, 2012, and are incorporated herein by reference. Unaudited Interim Consolidated Financial Statements of GeoResources as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 were previously reported in GeoResources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, File No. 000-08041, which was filed with the SEC on May 8, 2012 and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet of the Company as of March 31, 2012, and pro forma condensed combined statements of operations of the Company for the year ended December 31, 2011 and the three months ended March 31, 2012, giving effect to the Merger and probable acquisition of the East Texas Assets, are incorporated by reference to the Company’s Form 8-K filed with the SEC on June 25, 2012. Any additional pro forma financial information required by Item 9.01 of Form 8-K will be filed by amendment to this current report on Form 8-K not later than 71 days after the date on which this current report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 24, 2012, by and among Halcón Resources Corporation, Leopard Sub I, Inc., Leopard Sub II, LLC and GeoResources, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 24, 2012).

3.1	Third Amended and Restated Bylaws of Halcón Resources Corporation.

4.1	First Supplemental Indenture, dated as of August 1, 2012, by and among Halcón Resources Corporation, the parties named therein as subsidiary guarantors, and U.S. Bank National Association, as trustee, relating to the 9.75% senior notes due 2020.

4.2	Second Supplemental Indenture, dated as of August 1, 2012, by and among Halcón Resources Corporation, the parties named therein as subsidiary guarantors, and U.S. Bank National Association, as trustee, relating to the 9.75% senior notes due 2020.

10.1	First Amendment to Senior Revolving Credit Agreement, dated as of August 1, 2012, among Halcón Resources Corporation, as borrower, each of the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

99.1	Press Release issued on August 1, 2012 by Halcón Resources Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

August 1, 2012	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 24, 2012, by and among Halcón Resources Corporation, Leopard Sub I, Inc., Leopard Sub II, LLC and GeoResources, Inc. (incorporated by reference to Exhibit 2.1 the Company’s Current Report on Form 8-K filed on April 24, 2012).

3.1	Third Amended and Restated Bylaws of Halcón Resources Corporation.

4.1	First Supplemental Indenture, dated as of August 1, 2012, by and among Halcón Resources Corporation, the parties named therein as subsidiary guarantors, and U.S. Bank National Association, as trustee, relating to the 9.75% senior notes due 2020.

4.2	Second Supplemental Indenture, dated as of August 1, 2012, by and among Halcón Resources Corporation, the parties named therein as subsidiary guarantors, and U.S. Bank National Association, as trustee, relating to the 9.75% senior notes due 2020.

10.1	First Amendment to Senior Revolving Credit Agreement, dated as of August 1, 2012, among Halcón Resources Corporation, as borrower, each of the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

99.1	Press Release issued on August 1, 2012 by Halcón Resources Corporation.